                                    EXHIBIT 2

NORSKE SKOG CANADA LIMITED



NOTICE OF 2003 ANNUAL MEETING

MANAGEMENT PROXY CIRCULAR

--------------------------------------------------------------------------------
                            NOTICE OF ANNUAL MEETING
--------------------------------------------------------------------------------






TO THE HOLDERS OF COMMON SHARES OF NORSKE SKOG CANADA LIMITED:

The Annual Meeting (the "Meeting") of Norske Skog Canada Limited (the "Corporation") will be held at the Hyatt Regency Hotel, 655 Burrard Street, Vancouver, British Columbia, Canada, on Wednesday, April 30, 2003 at 2:00 p.m., local time, for the following purposes:

     1. To place before the Meeting the President's Message on behalf of the Board, the consolidated financial statements of the Corporation for the year ended December 31, 2002, and the Auditors' Report thereon.

     2.   To elect the Directors for the ensuing year.

     3.   To appoint Auditors for the ensuing year.

     4. To transact such other business as may properly come before the Meeting.

The Directors have fixed the close of business on Friday, March 21, 2003 as the record date for determining Shareholders who are entitled to attend and vote at the Meeting.

The President's Message on behalf of the Board, the consolidated financial statements and the Auditors' Report for the year ended December 31, 2002, which will be presented at the Meeting, are contained in the Annual Report accompanying this Notice.

A list of the persons proposed to be nominated for election as Directors and the name of the Auditors proposed to be appointed are set out in the Management Proxy Circular which follows. Shareholders who are unable to attend the Meeting in person and wish to vote at the Meeting must date, execute and deliver their forms of proxy to the Corporation at 250 Howe Street, 16th Floor, Vancouver, British Columbia, Canada V6C 3R8 or to the Corporation, c/o Proxy Department, CIBC Mellon Trust Company, P.O. Box 12005 STN BRM B, Toronto, Ontario, Canada M7Y 2K5, in either case prior to 2:00 p.m. Vancouver time on Tuesday, April 29, 2003. A self-addressed envelope is enclosed.

DATED at Vancouver, British Columbia, this 15th day of March, 2003.



By the Board
(SIGNED) Valerie Seager
Secretary

--------------------------------------------------------------------------------
                            MANAGEMENT PROXY CIRCULAR
--------------------------------------------------------------------------------


                           Dated as of March 15, 2003

                             SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of NORSKE SKOG CANADA LIMITED (the "Corporation") for use at the Annual Meeting of the Corporation (the "Meeting") to be held on Wednesday, April 30, 2003 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. The cost of solicitation of proxies shall be borne by the Corporation.

                                VOTING BY PROXIES

The form of proxy accompanying this Management Proxy Circular confers discretionary authority upon the proxy nominee with respect to any amendments or variations to the matters identified in the Notice of Annual Meeting and any other matters which may properly come before the Meeting. On any ballot, the Common Shares (the "Shares") represented by the proxy will be voted or withheld from voting in accordance with the instructions of the registered holder of the Shares (a "Shareholder") as specified in the proxy with respect to any matter to be acted on. IF A CHOICE IS NOT SO SPECIFIED WITH RESPECT TO ANY SUCH MATTER, THE SHARES REPRESENTED BY A PROXY GIVEN TO MANAGEMENT ARE INTENDED TO BE VOTED FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME IN FULL OF THE DESIRED PERSON IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKING OUT THE NAMES NOW DESIGNATED. Proxies must be delivered to the Corporation at 250 Howe Street, 16th Floor, Vancouver, British Columbia, Canada V6C 3R8 or to the Corporation, c/o Proxy Department, CIBC Mellon Trust Company, P.O. Box 12005 STN BRM B, Toronto, Ontario, Canada M7Y 2K5, in either case prior to 2 p.m. Vancouver time on Tuesday, April 29, 2003. A self-addressed envelope is enclosed.

Management of the Corporation are not aware of any amendments to the matters to be presented for action at the Meeting or of any other matters to be presented for action at the Meeting.

                     ADVICE TO BENEFICIAL HOLDERS OF SHARES

THE INFORMATION SET FORTH IN THIS SECTION IS OF SIGNIFICANT IMPORTANCE TO PERSONS WHO BENEFICIALLY OWN SHARES, AS A SUBSTANTIAL NUMBER OF SUCH PERSONS DO NOT HOLD SHARES IN THEIR OWN NAME. Persons who hold Shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold such securities in their own name (referred to in this section as "Beneficial Holders") should note that only proxies deposited by persons whose names appear on the records of the Corporation may be recognized and acted upon at the Meeting. If Shares are listed in an account statement provided to a Beneficial Holder by a broker, then in almost all cases those Shares will not be registered in the Beneficial Holder's name on the records of the Corporation. Such Shares will more likely be registered under the names of the broker or an agent of that broker. In Canada, the vast majority of shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Shares held by brokers, agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Holder. Without specific instructions, brokers, agents and nominees are prohibited from voting securities for the brokers' clients. THEREFORE, BENEFICIAL HOLDERS SHOULD ENSURE THAT INSTRUCTIONS RESPECTING THE VOTING OF THEIR SHARES ARE COMMUNICATED TO THE APPROPRIATE PERSON BY THE APPROPRIATE TIME.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Holders in advance of shareholders' meetings. Each intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Holders to ensure that their Shares are voted at the appropriate Meeting. The purpose of the form of proxy or voting instruction form supplied to a Beneficial Holder by its broker, agent or nominee is limited to instructing the registered Shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Holder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically supplies a voting instruction form, mails those forms to the Beneficial Holders and asks Beneficial Holders to return the forms to IICC or follow specified telephone voting procedures. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the appropriate Meeting. A BENEFICIAL HOLDER RECEIVING A VOTING INSTRUCTION FORM FROM IICC CANNOT USE THAT FORM TO VOTE SHARES DIRECTLY AT THE RESPECTIVE MEETING
- THE

VOTING INSTRUCTION FORMS MUST BE RETURNED TO IICC OR THE TELEPHONE PROCEDURES COMPLETED WELL IN ADVANCE OF THE RESPECTIVE MEETING IN ORDER TO HAVE SUCH SHARES VOTED.

Although Beneficial Holders may not be recognized directly at the Meeting for the purpose of voting shares registered in the name of their broker, agent or nominee, a Beneficial Holder may attend at the Meeting as proxyholder for the Shareholder and vote the Shares, as the case may be, in that capacity. Beneficial Holders who wish to attend at the Meeting and indirectly vote their Shares, as the case may be, as proxyholder for the registered Shareholder, should enter their own names in the blank space on the form of proxy or voting instruction form provided to them and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

                             REVOCABILITY OF PROXIES

A Shareholder executing and delivering a proxy has the power to revoke it in accordance with the provisions of section 148(4) of the CANADA BUSINESS CORPORATIONS ACT, which provides that every proxy may be revoked by an instrument in writing executed by the Shareholder giving the same or by his or her attorney authorized in writing and delivered either to the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof at which the proxy is to be used, or to the chairman of the Meeting on the day of the Meeting or any adjournment thereof, or in any other manner provided by law.

A proxy is valid only in respect of the Meeting.

                         PERSONS MAKING THE SOLICITATION

This solicitation of proxies is made by management of the Corporation. The cost of the solicitation has been and will be borne by the Corporation.

                   VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of Common Shares and 100,000,000 Preferred Shares, of which 205,910,132 Common Shares and no Preferred Shares are issued and outstanding.

The Common Shares are entitled to be voted at the Meeting and on a ballot each Common Share is entitled to one vote.

The record date for determination of the Shareholders entitled to attend and vote at the Meeting is March 21, 2003.

A simple majority of votes cast are required to approve all matters to be submitted to a vote of Shareholders at the Meeting, other than the election of directors.

To the knowledge of the Directors and senior officers of the Corporation, the only person that beneficially owns, directly or indirectly, or exercises control or direction over, more than 10 per cent of the outstanding Common Shares of the Corporation is Norkseskogindustrier ASA of Norway, which indirectly beneficially owns and exercises control and direction over 63,035,942 Common Shares, being 30.6% of the issued and outstanding Common Shares.

The Directors and officers of the Corporation as a group beneficially own, directly or indirectly, or exercise control or direction over, less than one per cent of the Corporation's issued and outstanding Common Shares.

                              ELECTION OF DIRECTORS

The Directors have set the number of directors of the Corporation at nine. Each of the persons whose name appears hereunder is proposed by management to be nominated for election as a Director of the Corporation to serve until the next Annual Meeting of the Shareholders of the Corporation or until they sooner cease to hold office. It is intended that the shares represented by proxies solicited by management will be voted in favour of the election of such persons as Directors of the Corporation if no choice in respect of such election is specified in the proxy. The following information concerning the respective nominees has been furnished by them:

NAME AND RESIDENCE                 PRINCIPAL OCCUPATION                        DIRECTOR SINCE      VOTING SHARES(4)
-------------------------------------------------------------------------------------------------------------------

MITCHELL H. GROPPER, Q.C.(1,3)     Partner, Farris Vaughan Wills & Murphy,      July 31, 2000          3,400
Vancouver, British Columbia        Barristers & Solicitors.
                                   Previously, Partner, McCarthy Tetrault,
                                   Barristers & Solicitors.

NAME AND RESIDENCE                 PRINCIPAL OCCUPATION                        DIRECTOR SINCE      VOTING SHARES(4)
-------------------------------------------------------------------------------------------------------------------

RUSSELL J. HORNER(2)               President and Chief Executive Officer.     November 3, 1999         48,458
Vancouver,                         British Columbia Previously, President
                                   and Chief Operating Officer of the
                                   Corporation, Chief Operating Officer,
                                   Australasia, Fletcher Challenge Paper
                                   Division, Fletcher Challenge Limited.

J. TREVOR JOHNSTONE(1,3)           Managing Director,                          August 27, 2001           nil
Vancouver, British Columbia        Tricor Pacific Capital Inc., a private
                                   equity firm. (also a director of
                                   Helijet International Inc., Vancouver
                                   Coastal Health Authority, Tree Island
                                   Wire Income Fund and Carmanah
                                   Technologies Inc.)

JAN A. KILDAL(1)                   Senior Vice President and Chief               May 3, 2002             nil
Oslo, Norway                       Financial Officer, Norske
                                   Skogindustrier ASA, a global newsprint
                                   and other groundwood paper producer
                                   based in Norway. (also a director of
                                   Storebrand Life Insurance)

HAROLD N. KVISLE(2,3)              President and CEO, TransCanada             November 28, 1997        10,000
Calgary, Alberta                   Pipelines Limited, an energy
                                   transmission, marketing and power
                                   generation company.  Previously,
                                   Executive Vice President, Trading and
                                   Business Development, Senior Vice
                                   President, Trading and Business
                                   Development, and Senior
                                   Vice-President, Energy Operations,
                                   TransCanada Pipelines Limited;
                                   President, Fletcher Challenge Energy
                                   Canada Inc. (also a director of
                                   TransCanada Pipelines Limited and
                                   PrimeWest Energy Inc.)

JAN A. OKSUM(2)                    Deputy CEO and Senior Vice President,      October 24, 2001           nil
Oslo, Norway                       Strategy of Norske Skogindustrier
                                   ASA.  Previously, Executive Vice
                                   President, Business Development and
                                   Senior Vice President, Fibre/Magazine
                                   Paper, Norske Skogindustrier ASA.

R. KEITH PURCHASE(1,2)             Corporate Director and Advisor.             August 27, 2001          9,487
North Vancouver, British Columbia  Previously, Executive Vice President
                                   and Chief Operating Officer, MacMillan
                                   Bloedel Limited, an integrated forest
                                   products company.  (also a director of
                                   Vancouver Coastal Health Authority and
                                   Greater Vancouver YMCA)

WILLIAM P. ROSENFELD(1,3)          Partner, Goodmans, Barristers &            October 27, 1993          6,430
Toronto, Ontario                   Solicitors.

NAME AND RESIDENCE                 PRINCIPAL OCCUPATION                        DIRECTOR SINCE      VOTING SHARES(4)
-------------------------------------------------------------------------------------------------------------------

W. THOMAS STEPHENS(1,3)            Corporate Director.                        November 3, 1999          5,000
Greenwood Village, Colorado        Previously, President and Chief
United States                      Executive Officer of MacMillan Bloedel
                                   Limited.  (also a director of
                                   TransCanada Pipelines Limited, Qwest
                                   Communications International, Inc. and
                                   Xcel Energy, Inc. and a trustee of
                                   Putnam Funds Trust)

NOTES:

(1) The Corporation is required to have an Audit Committee. The members of this Committee are Messrs. Gropper, Johnstone, Kildal, Purchase, Rosenfeld and Stephens.

(2) The Directors have established an Environmental, Health and Safety Committee. The members of this Committee are Messrs. Horner, Kvisle, Oksum and Purchase.

(3) The Directors have established a Governance and Human Resources Committee. The members of this Committee are Messrs. Gropper, Johnstone, Kvisle, Rosenfeld and Stephens.

(4) Common Shares, beneficially owned, directly or indirectly, or over which control or direction is exercised by, the nominee.

The Corporation is not required to have an executive committee.

                             APPOINTMENT OF AUDITORS

Management proposes to nominate KPMG LLP as Auditors of the Corporation to hold office until the next Annual Meeting of the Shareholders of the Corporation. A predecessor firm of KPMG LLP was first appointed to such office in 1946.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table reflects compensation paid during each fiscal year, except that bonus amounts are in respect of each fiscal year.

=================================================================================================================================
                                                Annual Compensation                 Long-Term Compensation
                                                                             --------------------------------------
                                                                                 Awards             Payouts
                                        ----------- ---------- ------------- --------------  ----------------------
                                                                                              Restricted
                                                                  Other        Securities     Shares or     LTIP     All Other
                                                                  Annual     Under Option/    Restricted    Pay-     Compensa-
                                          Salary     Bonus(1) Compensation(2) SARs Granted   Share Units    outs      tion(3,4)
Name and Principal Position     Year       ($)         ($)         ($)            (#)            ($)         ($)        ($)
            (a)                 (b)        (c)         (d)         (e)            (f)            (g)         (h)        (j)
=================================================================================================================================
R.J. Horner                   12/31/02   600,000      900,000       -           500,000           -           -       103,294
President and Chief           12/31/01   516,666    1,500,000       -           601,500           -           -        67,101
Executive Officer             12/31/00   233,333      248,919       -           120,000                       -        51,021
---------------------------------------------------------------------------------------------------------------------------------
J.M. Beaman(5)                12/31/02   300,000      517,000       -           226,500           -           -        61,878
Senior Vice President,        12/31/01   249,332      197,000       -           140,000           -           -        38,022
Operations                    12/31/00   164,278       49,500       -            20,000           -           -         5,070
---------------------------------------------------------------------------------------------------------------------------------
J.E. Armitage                 12/31/02   250,000      400,000       -           189,000           -           -        55,685
Senior Vice President,        12/31/01   243,333      144,000       -           140,500           -           -        35,497
Sales and Marketing           12/31/00   117,917       68,400       -            40,000           -           -        20,682
---------------------------------------------------------------------------------------------------------------------------------
R. Leverton(6)                12/31/02   280,000      473,000       -           210,500           -           -        60,520
Vice President, Finance and   12/31/01   233,333      262,000       -           152,500           -           -        31,633
Chief Financial Officer       12/31/00   105,000       61,950       -            20,000           -           -        15,416
---------------------------------------------------------------------------------------------------------------------------------
R.S. McLean(7)                12/31/02   220,000      337,150       -           166,000           -           -        45,774
Senior Vice President,        12/31/01   206,666      111,000       -           108,500           -           -        31,346
Supply Chain and Information  12/31/00   182,077       52,500       -            20,000           -           -        21,399
Technology
=================================================================================================================================

NOTES:

(1) Bonuses for the year ended December 31, 2002 included a one time bonus (the "Synergy Bonus") in recognition of cost savings and synergies achieved in connection with the acquisition of Pacifica Papers Inc. as follows: J.M. Beaman - $360,000; J.E. Armitage - $300,000; R. Leverton - $336,000; and
     R.S. McLean - $264,000. The Synergy Bonuses were paid as to one half in cash and one half in options to purchase Common Shares of the Corporation.

(2) Perquisites and other personal benefits do not exceed the lesser of $50,000 and 10 per cent of the total of the annual salary and bonus for any of the above named individuals (the "Named Executive Officers").

(3) Amounts in this column include the Corporation's contribution to an employee share purchase plan available to all employees of Norske Skog Canada Limited.

(4) Amounts in this column include annual contributions and allocations (including investment returns on notional account balances) to the Corporation's defined contribution pension plan for the year ended December 31, 2002: R.J. Horner $65,494; J.M Beaman $49,692; J.E. Armitage $45,893;
     R. Leverton $47,740 and R.S. McLean $37,440.

(5)  J.M. Beaman joined the Corporation in November, 2000.

(6)  R. Leverton joined the Corporation in July, 2000.

(7)  R.S. McLean joined the Corporation in August, 2000.

STOCK OPTIONS

The following table sets forth information concerning grants of stock options ("Options") to the Named Executive Officers during the year ended December 31, 2002.

         OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                                                                MARKET VALUE OF
                     SECURITIES UNDER      % OF TOTAL         EXERCISE OR          SECURITIES
                          OPTIONS        OPTIONS GRANTED      BASE PRICE       UNDERLYING OPTIONS
                        GRANTED(1,2)     TO EMPLOYEES IN     ($/SECURITY)     ON THE DATE OF GRANT
       NAME                 (#)            FISCAL YEAR                           ($/SECURITY)(3)       EXPIRATION DATE
-----------------------------------------------------------------------------------------------------------------------
R.J. Horner               500,000             14.65             $7.13                 $7.13           January 31, 2007
-----------------------------------------------------------------------------------------------------------------------
J.M. Beaman               118,500              3.47              7.13                  7.13           January 31, 2007
                          108,000              3.16              5.25                  5.25           October 31, 2007
-----------------------------------------------------------------------------------------------------------------------
J.E. Armitage              99,000              2.90              7.13                  7.13           January 31, 2007
                           90,000              2.64              5.25                  5.25           October 31, 2007
-----------------------------------------------------------------------------------------------------------------------
R. Leverton               110,500              3.24              7.13                  7.13           January 31, 2007
                          100,000              2.92              5.25                  5.25           October 31, 2007
-----------------------------------------------------------------------------------------------------------------------
R.S. McLean                87,000              2.55              7.13                  7.13           January 31, 2007
                           79,000              2.31              5.25                  5.25           October 31, 2007
-----------------------------------------------------------------------------------------------------------------------

NOTES:

(1)  Underlying securities are Common Shares of the Corporation.

(2) One-third of the options that expire January 31, 2007 become exercisable at the end of each of the first, second and third years following February 6, 2002 unless the market price of the Common Shares exceeds $10.00, at which time all options become exercisable. One-third of the options that expire October 31, 2007 become exercisable at the end of each of the first, second and third years following October 30, 2002 unless the market price of the Common Shares exceeds $7.54 per share, at which time all options become exercisable. All of the options that expire October 31, 2007 were granted as part of the Synergy Bonus.

(3) The market value is the 10-day average trading price of the Common Shares on the Toronto Stock Exchange immediately preceding the date of grant.

The following table summarizes for each of the Named Executive Officers the number of Options/Share Appreciation Rights ("SARs") if any, exercised during the fiscal year ended December 31, 2002, the aggregate value realized upon exercise, the total number of unexercised Options/SARs, if any, held at December 31, 2002, and the value of such unexercised Options/SARs at the same date.

       AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED
               FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

----------------------------------------------------------------------------------------------------------------
                                   AGGREGATE
                      SECURITIES     VALUE       UNEXERCISED OPTIONS/SARS    VALUE OF UNEXERCISED IN-THE-MONEY
        NAME          EXERCISED   REALIZED(1)         AT DECEMBER 31,            OPTIONS/SARS AT DECEMBER 31,
                         (#)          ($)              2002(1,3) (#)                      2002(2) ($)
                                              ------------------------------------------------------------------
                                               EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
R.J. Horner               -            -         200,500         901,000              -                -
----------------------------------------------------------------------------------------------------------------
J.M. Beaman               -            -          46,667         319,833              -              21,600
----------------------------------------------------------------------------------------------------------------
J.E. Armitage             -            -          46,833         282,667              -              18,000
----------------------------------------------------------------------------------------------------------------
R. Leverton               -            -          50,833         312,167              -              20,000
----------------------------------------------------------------------------------------------------------------
R.S. McLean               -            -          36,167         238,333              -              15,800
----------------------------------------------------------------------------------------------------------------

NOTES:

(1) The value realized on the exercise of an Option or SAR is equal to the difference between the market value of the relevant underlying security at the time of exercise and the exercise or base price of the Option or SAR.

(2) The value of the unexercised in-the-money Options/SARs at the fiscal year end is the excess, if any, of the market value of the relevant underlying security as at December 31, 2002 (being $5.45 in respect of the Common Shares) over the exercise or base price of the relevant Options or SARs.

(3)  Underlying securities are Common Shares of the Corporation.

RETIREMENT PLANS

Each of the Named Executive Officers are members of the defined contribution segment of the Supplemental Retirement Plan for Senior Executives. Under the defined contribution segment, the Corporation allocates an aggregate of 12 per cent of the executive officer's monthly salary and bonus to individual retirement accounts. Of this total, seven per cent of the monthly salary and bonus (to a maximum of $12,500) is contributed to the member's account in the defined contribution segment of the salaried retirement plan available to all Canadian employees of the Corporation and the remainder is allocated to a notional account maintained for the member under the Supplemental Retirement Plan. No benefit is payable under the Supplemental Retirement Plan if the member ceases to be employed by the Corporation prior to attaining five years as an executive officer.

Under the defined contribution segment of the Norske Skog Canada Limited Supplemental Retirement Plan for Senior Executives, the amount of bonus recognized in pensionable earnings is limited to 50 per cent of the bonus payment for the year subject to a further limit of 50 per cent of the executive's target bonus. The portion of the bonus that is not recognized due to this latter limit may be carried forward to the immediately following calendar years and applied in years in which the target bonus limit is not reached.

The retirement benefits that become payable under the Norske Skog Canada Limited Supplemental Retirement Plan for Senior Executives are offset by the retirement benefits payable under any other Corporation pension plans.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

The Board of Directors has determined it is in the best interests of the Corporation to encourage the continuity of senior management under certain circumstances.

The Corporation has entered into severance agreements with certain of the Named Executive Officers, which replace previous agreements that expired in July, 2002. The agreements provide that the Named Executive Officer whose employment is terminated by the Corporation without cause within the period of two years after the date of completion of a "Proposed Transaction" will be entitled to a two-year termination leave. During this termination leave, he will receive annual salary, bonus under the Corporation's Short Term Incentive Plan and certain of the benefits previously received. A "Proposed Transaction" means (i) the acquisition by Norske Skogindustrier ASA ("NSI") of more than 50% of the outstanding voting shares of the Corporation or the acquisition by an entity other than NSI of more than 35% of the outstanding voting shares of the Corporation; (ii) the acquisition of all or substantially all of the assets of the Corporation; (iii) a merger with one or more other entities that results in a change in the majority of the Board of Directors of the Corporation or securities holders of the parties to the merger other than the Corporation holding more than 35% of the outstanding voting shares of the surviving corporation; or (iv) a merger that has been designated by the directors of the Corporation as a Proposed Transaction. If the Named Executive Officer secures comparable alternative employment during the termination leave, the Named Executive Officer will receive a lump sum payment equal to one-half of the salary which would otherwise be received during the balance of the termination leave. In lieu of taking termination leave, the Named Executive Officer may elect to receive a lump sum settlement equal to 80 per cent of the salary which would otherwise be received during the termination leave plus 75 per cent of the Named Executive Officer's target bonus under the Short Term Incentive Plan for the current year. These severance agreements expire, if a Proposed Transaction has not been completed, on September 30, 2004.

In 2001 the Corporation entered into an agreement with each of Mr. Horner and Mr. Leverton that provides for benefits to be paid to such individual in the event his employment terminates following a "Control Change", which has the same meaning as a Proposed Transaction described above. The benefits include payment of three times the individual's annual remuneration, being his base salary plus one half of the maximum bonus (one half of such maximum bonus is currently 62% of base salary for Mr. Horner and 40% of base salary for Mr. Leverton), the acceleration of all outstanding stock options, the acceleration of retirement benefits equal to five years' service, and job relocation counselling fees. These benefits are payable if the individual resigns, in the case of Mr. Horner within one year, and in the case of Mr. Leverton with 90 days, after a Control Change or if, within two years after such an acquisition, his employment is terminated without just cause or he terminates his employment for good reason. Each of these agreements becomes operative if a Control Change occurs prior to October 1, 2004 or such later date as the Corporation may from time to time specify.

                    COMPOSITION OF THE COMPENSATION COMMITTEE

The Governance and Human Resources Committee monitors, on behalf of the Board of Directors, senior executive succession, career development, and compensation of executive officers, including the Named Executive Officers. Each of M.H Gropper, J.T. Johnstone, H.N. Kvisle, W.P. Rosenfeld and W.T. Stephens were members of the Committee during the year ended December 31, 2002.

                        REPORT ON EXECUTIVE COMPENSATION

The Governance and Human Resources Committee recommends to the Board of Directors the compensation for the executive officers.

COMPENSATION STRATEGY

The compensation strategy for the Corporation is based on a total compensation philosophy. Total compensation includes three principal components: base salary, benefits and perquisites; short term incentives payable as an annual cash bonus and intended to focus initiative on annual objectives; and long term incentives granted through the issuance of stock options to encourage the enhancement of shareholder value.

The total compensation strategy is intended to accomplish the following objectives:

     o to attract executive officers who have demonstrated superior leadership and management skills;

     o to retain the services of valued members of the executive team throughout the normal business cycles typical of resource-based companies;

     o to link the personal interests of the executive officers with those of the shareholders; and

     o to motivate executive officers to achieve excellence within their respective areas of responsibility.

The Committee believes these objectives will be reached with a total compensation package which corresponds to median levels of compensation prevailing in the marketplace for executive officers occupying similar positions in competing enterprises. Although target awards under the short and long term incentive plans are aimed at market median levels, actual awards paid to executives vary above and below target levels based upon both individual and corporate performance.

BASE SALARY, BENEFITS AND PERQUISITES

Base salary, benefits and perquisites are targeted at the median level of compensation for executive officers in other selected forest products companies of similar size and complexity in Canada. The Governance and Human Resources Committee receives a report from an independent consultant engaged by management of the Corporation which provides the Committee with information on those levels of compensation.

Each position is assigned a salary range and a benefit and perquisite program which is adjusted to maintain the desired competitive position in the market place. Salaries, benefits and perquisites are generally reviewed annually and adjustments are made when appropriate.

SHORT TERM INCENTIVE PLAN

The Corporation has a short term incentive plan under which executive officers may be paid an annual bonus based upon the achievement of objectively measured corporate objectives and subjectively measured personal objectives.

Membership in the plan is limited to designated individuals and includes the Named Executive Officers.

Annual bonuses that may be awarded under the short term incentive plan can vary from zero to 60% to 80% of base salary for participants in the plan, other than the Chief Executive Officer, and zero to 124% of base salary in the case of the Chief Executive Officer.

The Governance and Human Resources Committee determines the amounts of the annual bonuses made under the plan. For participants in the plan, other than the Chief Executive Officer, one half of the bonus is based upon the achievement of objectively measured corporate objectives and one half of the bonus is based upon the achievement of personal objectives that are agreed to individually by each participant. In 2002 the corporate objectives included the attainment of a measured improvement in employee safety and the attainment of a target amount of earnings before interest, taxes, depreciation and amortization ("EBITDA"). In 2002, bonuses were paid to the participants based upon the attainment of improvements in employee safety but no bonus was paid in respect of the attainment of a target amount of EBITDA. The bonuses for the attainment of personal objectives are determined by the Governance and Human Resources Committee on the recommendation of the Chief Executive Officer. The bonuses awarded for 2002 to the participants in the plan for the attainment of personal objectives range from 60% to 90% of the maximum bonus available for this criterion.

In addition to the bonuses awarded under the short-term incentive plan, the Governance and Human Resources Committee also awarded one time special bonuses to certain of the Named Executive Officers in recognition of the achievement of special results in 2002. These bonuses, and the special results achieved by each of the Named Executive Officers, in 2002, were as follows: R. Leverton (equity and debt financings - $25,000); J.M. Beaman (successful conclusion of new five year labour contract - $25,000).

The compensation of the Chief Executive Officer is also based upon a combination of base salary, a short term incentive plan under which a cash bonus may be awarded and the grant of stock options under the Corporation's stock option plan. The base salary of the Chief Executive Officer is targeted at the median of the salaries paid to chief executive officers of companies engaged in the forest products industry in Canada. The ranges of these salaries are determined from a report of an independent compensation consultant engaged by the Corporation. The short-term incentive plan is based upon the attainment of objectively measured corporate objectives and the achievement of personal objectives. These objectives are each determined by the Governance and Human Resources Committee, in consultation with the Chief Executive Officer, before the commencement of each fiscal year of the Corporation. In 2002, the relative weighting of the objectives for the Chief Executive Officer in that fiscal year were: improvement in the health and safety performance of the employees of the Corporation - 20%; attainment of a target amount of EBITDA - 50%; and attainment of personal objectives - 30%. The personal objectives emphasized leadership and initiative in matters agreed to between the Governance and Human Resources Committee and the Chief Executive Officer. The bonus awarded to the Chief Executive Officer for 2002 recognized the achievements in the improvements in employee health and safely performance and the attainment of the agreed upon personal objectives, but no bonus was awarded in respect of the EBITDA objectives of the Corporation. In addition, the Committee exercised its discretion and awarded the Chief Executive Officer an additional amount, consistent with awards made to other senior executives, to reflect his achievements in business integration and synergies.

LONG TERM INCENTIVES PLAN - STOCK OPTION PLAN

To provide a longer term incentive to executives, the Corporation has a stock option plan. The plan provides for grants of options to acquire Common Shares of the Corporation to employees of the Corporation and its subsidiaries in such numbers as the Governance and Human Resources Committee determines from time to time. In 1995, shareholders of the Corporation approved the granting of options for up to five million Common Shares. Options to purchase a total of 4,822,000 Common Shares are currently outstanding under the stock option plan.

The stock options are performance-based options with a maximum term of 10 years. The exercise price of the options is based on the 10-day average trading value of the Common Shares on the Toronto Stock Exchange immediately preceding the date of grant. The vesting of the options is determined by the Committee at the time of the grant; however most options become exercisable as to one-third on or after the first, second and third anniversary of the date of grant, and become immediately exercisable if a predetermined share price hurdle is exceeded. The share price hurdle is based on a benchmark compound annual growth rate calculated over the life of the options, as established by the Committee at the time of grant.

Individual executives are eligible for option grants annually, with a notional value that corresponds to a target percentage of the executive's salary. The target percentage of salary is determined annually by the Governance and Human Resources Committee to maintain market median total compensation levels for executives. The notional value of the options granted is 150 per cent of annual salary for the Chief Executive Officer and 50 per cent to 75 per cent for other executives. The notional value of the options is established by an external, independent specialist using a modified form of the "Black - Scholes" option valuation methodology.

On October 31, 2002, the Corporation granted stock options to employees of the Corporation under the stock option plan of the Corporation as part of the Synergy Bonus. The Corporation does not expect to grant additional stock options to employees of the Corporation before 2004.

SYNERGY BONUS

Upon the purchase of Pacifica Papers Inc. in 2001, the Corporation adopted a special incentive program for specified employees, including the Named Executive Officers, other than the Chief Executive Officer. This special incentive program provided for the payment of bonuses based upon the achievement of measured cost reductions and other synergies. The maximum bonus was 120% of the base salary of each participant (assuming synergy targets were achieved within 12 months following completion of the acquisition), one half of which was payable in cash and one half of which was payable by the award of stock options under the Corporation's stock option plan. As the Corporation achieved cost savings and synergies above the maximum target levels within 12 months following completion of the acquisition, participants in the program were awarded the maximum bonuses payable under the program.

The Governance and Human Resources Committee recognized that, for 2002, the Synergy Bonus positioned potential and actual compensation above the market median compensation philosophy, but concluded that these bonuses were appropriate in the circumstances, and successful in reinforcing an immediate focus on achieving synergies following a major acquisition.

Report submitted by:

     W.T. Stephens, Chairman of the Governance and Human Resources Committee M.H. Gropper
     J.T. Johnstone
     H.N. Kvisle
     W.P. Rosenfeld

                                PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return from an investment in Common Shares of the Corporation made on June 30, 1998 with the cumulative total return of a similar investment in the group of companies in the TSE 300 Index and the TSE Paper & Forest Products Index.

                      [PERFORMANCE CHART GRAPHIC OMITTED]

                JUNE 30 1998     JUNE 30 1999      JUNE 30 2000       DEC. 31 2000       DEC. 31 2001        DEC. 31 2002
                ------------     ------------      ------------       ------------       ------------        ------------
NSCL                100              76.7               72.8               81.4              102.7                84.4
TSE 300             100             112.2              165.4              145.7              127.5                96.2
TSE P&FP            100              97.3              101.0               99.9              109.3               130.7

                            COMPENSATION OF DIRECTORS

The Chairman of the Board receives an annual retainer of $110,000 and the Deputy Chair receives an annual retainer of $55,000. All of the other Directors receive an annual retainer of $25,000 except that no Director who is an executive officer of the Corporation receives any additional compensation for his activities as a Director.

In addition to the annual retainer, each Director is paid $1,500 for each Board meeting attended. Directors acting on committees of the Board receive an additional annual retainer of $3,000. Chairs of these committees receive an additional annual retainer of $4,000. In addition, Directors are paid $1,200 for each committee meeting they attend. Directors are also reimbursed for their reasonable expenses in connection with such meetings.

Directors may choose to convert all or part of their compensation into deferred stock units ("DSUs"). The number of DSUs granted to a Director is equal to the elected amount of the compensation divided by the weighted average price of the Corporation's Common Shares on the Toronto Stock Exchange over the ten days prior to the calculation date. The value of the DSUs is payable by the Corporation to a Director upon the Director's departure from the Board and is equal to the number of DSUs held by the Director multiplied by the weighted average price of the Common Shares on the Toronto Stock Exchange over the ten days prior to the relevant calculation date. All amounts are paid in cash, subject to statutory withholdings. A Director may change his or her DSU election prior to the commencement of each calendar year.

The following directors have elected to receive all or a portion of their compensation in DSU's:

DIRECTOR                   NUMBER OF DSU'S HELD           PERCENTAGE OF COMPENSATION AS DSU'S
----------------           --------------------           -----------------------------------
M.H. Gropper, QC                   3,655                                  50%
J.T. Johnstone                     9,033                                 100%
H.N. Kvisle                        6,298                                 100%
R.K. Purchase                      3,743                                  50%
W.P. Rosenfeld                     7,779                                  75%
W.T. Stephens                     14,033                                 100%

Directors are eligible for an annual grant of 10,000 options. The Chairman and Deputy Chairman are eligible for an annual grant of 20,000 options.


                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Corporation has purchased primary and excess directors' and officers' liability insurance policies for the benefit of the Directors and executive officers of the Corporation and its subsidiaries against any liability, including legal costs, incurred by them in their capacity as Directors or executive officers of the Corporation and its subsidiaries, subject to all of the terms and conditions of such policies. The aggregate amount of premiums in the fiscal year ended December 31, 2002 by the Corporation in respect of Directors and executive officers as a group was approximately $252,000. The total limit of insurance purchased for all Directors and executive officers was $75 million per loss and in annual aggregate. There is no deductible for claims made against individual Directors and executive officers. The Corporation is an insured entity under the program against liability arising from (a) securities claims, (b) oppressive conduct claims and (c) Canadian pollution claims. The deductible for claims made against the Corporation is $100,000.

                         CORPORATE GOVERNANCE PRACTICES

The Corporation seeks to achieve high standards of corporate governance and has designed its corporate governance practices to be consistent with this objective. The Board of Directors has reviewed and amended its governance practices in response to recent Canadian and United States regulatory initiatives. As new rules and policies come into effect, the Board will continue to revise its practices as required.

The Board of Directors has reviewed the Toronto Stock Exchange guidelines for effective corporate governance (the "Guidelines") and believes the Corporation's governance practices are aligned with the Guidelines. The following description summarizes the Corporation's corporate governance practices indicating by footnote, where appropriate, the number of the corresponding Guideline.

MANDATE OF THE BOARD(1)

The Board of Directors is responsible for the stewardship of the Corporation and satisfies its legal responsibility to "manage or supervise the management" of the business, in the interest of shareholders, by proxy, through the President and Chief Executive Officer.

The Board, under the leadership of the Chairman, has expressly acknowledged its stewardship role in:

    (i)   appointment, remuneration and succession of senior management;

    (ii)  strategic planning;

    (iii) review of annual budgets and performance targets;

    (iii) identification and monitoring of the principal risks of the Corporation's business;

    (iv) monitoring and evaluating internal controls and management information systems; and

    (v) reviewing systems and policies for effective and timely communications.

The Board of Directors delegates to management the authority and responsibility for the day-to-day affairs of the Corporation and reviews management's performance and effectiveness. The Board also considers capital and maintenance expenditures over certain threshold amounts.

The Board manages its own affairs, including selecting its Chair and Deputy Chair, nominating candidates for election to the Board, constituting committees of the Board, evaluating its own performance and determining director compensation. The Board supports the concept of the separation of the role of Chair from that of Chief Executive


----------
1 TSE Guidelines No. 1, 6, 11, 12 and 14.

Officer. A Committee or an individual director may engage separate independent counsel and/or advisors at the expense of the Corporation in appropriate circumstances with the approval of the Chair.

The specific mandate and duties and responsibilities of the Board are set forth in a comprehensive corporate governance manual which is provided to all directors upon their election to the Board. The manual is reviewed and updated on a regular basis and provides guidelines to the Board to assist it in carrying out its stewardship role. New directors are also provided with an orientation that includes a thorough review of the Corporation's business.

The Board has regular quarterly meetings and meets more frequently on an as needed basis. The Board met ten times in the year ended December 31, 2002. In addition to its regular quarterly meetings, the Board has scheduled separate meetings in 2003 to review strategy and succession planning and to review the Corporation's operating and capital plan.

MANDATE OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER(2)

The President and Chief Executive Officer reports directly to the Chair on a regular and ongoing basis. He has full accountability to the Board for the operating, financial and strategic performance of the Corporation. Within its mandate, the Board of Directors participates with the Chief Executive Officer in the strategic decision-making process of the Corporation.

COMPOSITION OF THE BOARD OF DIRECTORS(3)

Management proposes to nominate a Board of Directors consisting of nine members. The Board believes this is an appropriate size, having regard to the size and nature of the business of the Corporation. The Board has discussed the possibility of adding an additional Director to the Board although no individual is presently under consideration.

Mr. Horner, as President and Chief Executive Officer of the Corporation, is a related director as defined in the Guidelines. All of the other Directors are unrelated, as defined in the Guidelines. Mr. Rosenfeld is a partner of a law firm that provides legal advice to the Corporation from time to time; however, these services are provided on customary commercial terms and are not of a material nature.

Two of the directors (Messrs. Oksum and Kildal) are officers of Norske Skogindustrier ASA (NS ASA), which holds 30% of the Corporation's Common Shares, and Mr. Gropper provides legal advice to NS ASA from time to time. However, Messrs. Johnstone, Kvisle, Purchase, Rosenfeld and Stephens are not affiliated with and do not have a relationship with the Corporation (except, in the case of Mr. Rosenfeld, as disclosed above) or NS ASA. The Board believes that the investment of shareholders other than NS ASA is fairly reflected by this composition.

While under the current Guidelines Mr. Oksum and Mr. Kildal are unrelated directors, it is likely that if recently proposed amendments to the Guidelines are implemented, Mr. Oksum and Mr. Kildal would be considered to be related directors.

COMMITTEES OF THE BOARD(4)

The Board has established an Audit Committee, Environmental, Health and Safety Committee and Governance and Human Resources Committee. With the exception of the Environmental, Health and Safety Committee, of which Mr. Horner is a member, all of the directors on these Committees are unrelated.

     AUDIT COMMITTEE(5)

The Audit Committee consists of six directors. Its principal functions are:

    (i) to review all financial information and statutory disclosure documents prior to their approval by the Board and their distribution to shareholders and other interested persons;

    (ii) to evaluate systems of internal control and procedures for financial reporting;

    (iii) to monitor the performance of the external and internal auditors and assess the independence thereof; and

    (iv) to recommend to the Board the appointment of investment managers for the Corporation's salaried pension plans and to monitor the performance of these managers.


----------
2 TSE Guideline No. 11

3 TSE Guideline No. 2, 3 and 7

4 TSE Guideline No. 9

5 TSE Guideline No. 13

The Audit Committee is responsible for pre-approving all non-audit services to be performed by the external auditors. In January, 2003 the Audit Committee approved the engagement of the external auditors for the period ending July 30, 2003 for the provision of certain tax related services and miscellaneous accounting advice. The aggregate cost of these services will not exceed $150,000.

The Audit Committee met five times in the year ended December 31, 2002.

     ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE

The Environmental, Health and Safety Committee consists of four directors.

The mandate of the Committee is to establish principles of environment, health and safety stewardship for the Corporation and to monitor the Corporation's compliance with those principles.

The Committee met four times in the year ended December 31, 2002.

     GOVERNANCE AND HUMAN RESOURCES COMMITTEE(6)

The Governance and Human Resources Committee consists of five directors. The Committee's principal functions are:

    (i) to develop and monitor the Corporation's overall approach to corporate governance issues;

    (ii) to recommend to the Board nominees for election and re-election as members of the Board;

    (iii) to review the performance of the Board as a whole and of its Committees; and

    (iv) to oversee organizational structure, executive appointment and succession, executive compensation, performance review of the Chief Executive Officer and approval of changes to benefit provisions in the Corporation's salaried pension plans.

The Governance and Human Resources Committee also recommends the Directors' compensation plan to the Board. The Governance and Human Resources Committee met five times in the year ended December 31, 2002.

SHAREHOLDER COMMUNICATIONS(7)

The Finance Department of the Corporation is charged with the responsibility of ensuring that the communication needs of shareholders and investors generally are satisfied by written communication or by direct contact with senior management. The Board has approved a communications and disclosure policy which is designed to ensure appropriate and timely shareholder communication.

EXPECTATIONS OF MANAGEMENT

The Board has adopted terms of reference for the Chief Executive Officer that set out expectations for the role. The Board also reviews and approves annually specific personal goals and objectives for the ensuing year. An annual review of performance is conducted.

The Corporation has adopted a Code of Corporate Ethics which applies to all directors, officers and employees. The Code of Corporate Ethics sets out the standards of conduct that apply to each person's performance of his or her duties and is designed so that the Corporation's affairs are conducted fairly, honestly and in strict compliance with its legal obligations.

                            AVAILABILITY OF DOCUMENTS

The Corporation will provide to any person or company, upon request to the Secretary, one copy of the following documents:

     a) the Corporation's latest Annual Information Form, together with any document, or the pertinent pages of any document, incorporated therein by reference, filed with the applicable securities regulatory authorities;

     b) the comparative financial statements of the Corporation filed with the applicable securities regulatory authorities for the Corporation's most recently completed fiscal year in respect of which such financial statements have been issued, together with the report of the Auditors thereon, Management's Discussion and Analysis and any interim financial statements of the Corporation filed with the applicable securities regulatory authorities subsequent to the filing of the annual financial statements; and


----------
6 TSE Guidelines No. 4, 5, 8 and 10

7 TSE Guideline No. 1

     c) the Management Proxy Circular of the Corporation filed with the applicable securities regulatory authorities in respect of the most recent annual meeting of shareholders of the Corporation which involved the election of Directors.

Copies of the above documents will be provided, upon request to the Secretary, free of charge to security holders of the Corporation. The Corporation may require the payment of a reasonable charge by any person or company who is not a security holder of the Corporation, and who requests a copy of such document.

                              SHAREHOLDER PROPOSALS

The final date by which the Corporation must receive a proposal for any matter that a person entitled to vote at an annual meeting proposes to raise at the next annual meeting of the Corporation is January 31, 2004.

                   APPROVAL OF THIS MANAGEMENT PROXY CIRCULAR

The contents and the sending of this Management Proxy Circular have been approved by the directors of the Corporation.


By the Board
(SIGNED) Valerie Seager
Secretary